Exhibit 10.2

EXECUTION VERSION

CONFIDENTIAL

FEE LETTER

February 13, 2019

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Suite B300

Watertown, MA 02472

Re:	Certain Fees Payable Pursuant to Term Loan Agreement

We refer to that certain Term Loan Agreement, dated as of February 13, 2019 (the “Loan Agreement”), among EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and CRG Servicing LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”). Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

In connection with the covenants and agreements set forth in the Loan Agreement, Borrower hereby agrees to pay the following fees:

1.    Financing Fees; Expense Cap On each Borrowing Date, Borrower shall pay to Administrative Agent, for the account of the Lenders, an aggregate upfront financing fee in an amount equal to 1.50% of the aggregate principal amount of the Loans (other than any PIK Loans) advanced on such Borrowing Date, which fee is deemed fully earned on such Borrowing Date (each, a “Financing Fee”). Each Financing Fee shall be distributed by Administrative Agent to the Lenders pro rata in accordance with the Lenders’ Proportionate Shares. Each Financing Fee shall be paid via setoff from the Loan proceeds advanced in the applicable Borrowing on the applicable Borrowing Date. The costs incurred and reimbursable by Borrower pursuant to Section 13.03(a)(i)(x) of the Loan Agreement shall not exceed $350,000 (the “Expense Cap”).

2.    Back-End Facility Fee. On the earlier of (i) the Maturity Date and (ii) the date the Loans become due and payable in full for any other reason (including, without limitation, Borrower’s exercise of an optional prepayment under Section 3.03(a) of the Loan Agreement, the requirement of a mandatory prepayment under Section 3.03(b) of the Loan Agreement or an acceleration upon an Event of Default), Borrower shall pay to Administrative Agent, for the account of the Lenders, an aggregate fee in an amount equal to 6.00% of the sum of (A) the aggregate principal amount of the Loans advanced to Borrower and (B) the aggregate principal amount of all PIK Loans issued (such fee, the “Back-End Facility Fee”) (less any partial payment of the Back-End Facility Fee already paid by Borrower prior to such date, in connection with the partial prepayment of the Loans, as described in the next sentence). Notwithstanding the foregoing, if Borrower makes a partial prepayment of the Loans through the exercise of an optional prepayment under Section 3.03(a) of the Loan Agreement or a partial mandatory prepayment pursuant to Section 3.03(b)(i) of the Loan Agreement, Borrower shall pay on such date of prepayment, to Administrative Agent for the account of the Lenders, the Back-End Facility Fee due for the Loans (including PIK Loans) prepaid on such date. The Back-End Facility Fee shall be distributed by Administrative Agent to the Lenders pro rata in respect of the Loans owing to each such Lender on such date.

All amounts payable by Borrower hereunder shall be paid by Borrower unconditionally in full without set-off (except as otherwise expressly provided herein) or counterclaim or other defense, in Dollars and in same day or immediately available funds, to such account as Administrative Agent shall designate. The fees payable hereunder shall be fully earned upon becoming due and payable, shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Loan Documents.

The contents of this Fee Letter are subject to the confidentiality provisions set forth in Section 13.16 of the Loan Agreement, and shall not be disclosed by Borrower without the prior written consent of the Lenders unless required under applicable law or regulation, as determined by Borrower in its reasonable discretion and following consultation with legal counsel, or, on a confidential basis, solely to the directors, officers and advisors of Borrower; provided, that, Borrower may disclose the aggregate amounts contained in this Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing relating to the Transactions.

This Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

This Fee Letter is a Loan Document.

This Fee Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Fee Letter by signing any such counterpart.

[Signatures to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Fee Letter as of the date first above written.

CRG SERVICING LLC

By	/s/ Nathan Hukill
	Name:	Nathan Hukill
	Title:	Sole Member

EYEPOINT PHARMACEUTICALS, INC.

By	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title:	President and Chief Executive Officer